Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-255682) of FTC Solar, Inc. of our report dated March 21, 2022, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 3, as to which the date is June 13, 2022, relating to the financial statements which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

June 13, 2022